Exhibit 99.1

HEARTWARE INTERNATIONAL REPORTS

FOURTH QUARTER 2011 REVENUES OF $23.1 MILLION;

FULL YEAR 2011 REVENUES OF $82.8 MILLION; 50% INCREASE

FROM $55.2 MILLION IN 2010

– Conference call today at 8:00 a.m. U.S. ET –

Framingham, Mass. and Sydney, Australia, February 16, 2012—HeartWare International, Inc. (NASDAQ: HTWR; ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, announced revenue of $23.1 million for the fourth quarter ended December 31, 2011, as compared to $20.9 million for the fourth quarter of 2010. For the fiscal year 2011, the Company generated revenues of $82.8 million as compared with $55.2 million in the fiscal year 2010.

“Our results for 2011 reflect increasing confidence in the HVAD® System, as sales of the HeartWare® Ventricular Assist System increased to 932 units worldwide, nearly a 50% increase over 2010. In the fourth quarter, we sold 266 pumps, the largest number in any quarter to date,” explained Doug Godshall, President and Chief Executive Officer. “The international markets accounted for approximately $14.7 million of revenue for the quarter, as we have increased the number of implanting sites by 70%, from 47 at the start of 2011 to 80 sites today.

“In the fourth quarter we utilized the remaining 31 slots in the 94-patient allotment granted by the Food and Drug Administration (FDA) under the Continued Access Protocol (CAP) for our U.S. bridge-to-transplant (BTT) clinical study. We are intensely focused on preparing for our April 25, 2012 advisory committee panel meeting for our BTT Premarket Approval (PMA) application,” Mr. Godshall added. “In our 450-patient destination therapy study, we concluded the year with 311 patients randomized and enrolled in the study. With 350 patients enrolled at the end of January, we remain on track to complete enrollment in the destination therapy study by mid-2012. Based on this momentum in the clinic and continued favorable feedback, we have increased investment related to U.S. launch readiness and for preparation to commence human clinical trials of our next generation platform, the MVAD® System, in 2012.”

Total operating expenses for the fourth quarter of 2011 were $30.8 million, as compared to $18.9 million in the fourth quarter of 2010. Research and development expense was $17.9 million for the fourth quarter of 2011, as compared to $11.5 million in the fourth quarter of 2010, primarily attributable to the Company’s ongoing PMA application process and increased expenditure on HeartWare’s pipeline technologies, including the MVAD platform. Selling, general and administrative expenses were $12.9 million in the fourth quarter of 2011, as compared to $7.4 million in the fourth quarter of 2010, reflecting an increase in expenses related to anticipated commercialization in the U.S. in 2012. For the fiscal year 2011, total operating expenses were $92.5 million, as compared to $59.8 million for the fiscal year 2010. The increases described above also reflect ongoing expansion of commercialization activities in Europe and other countries outside the U.S., and additional investment in HeartWare’s technology pipeline, including external development partnerships. The Company also continues to increase headcount to support clinicians in a larger number of centers and to meet rising demand for the Company’s products.

Total interest and other expense of $12.4 million for 2011 includes $10.7 million in net interest expense. Included in net interest expense for 2011 was $5.0 million in cash interest expense, as well as $5.7 million in non-cash deferred financing costs on the convertible debt issued in December of 2010, which is due in 2017.

Net loss for the fourth quarter of 2011 was $21.6 million, or a loss of $1.53 per basic and diluted share, compared to a $7.0 million net loss, or a loss of $0.51 per basic and diluted share, in the fourth quarter of 2010. For the fiscal year 2011, the Company recorded a net loss of $55.1 million, or a loss of $3.94 per basic and diluted share, compared to a $29.4 million net loss, or a loss of $2.17 per basic and diluted share, for the fiscal year 2010.

“In 2011, in addition to the continuing enrollment of patients in our ENDURANCE destination therapy trial, we made significant strides to advance some of our most exciting and promising R&D programs, including completing animal studies of our next generation, miniaturized MVAD pump and introducing enhancements such as the sintered inflow cannula, shower bag, new apical coring tool and redesigned packaging,” added Mr. Godshall. “In 2012, we expect to continue to work toward obtaining FDA approval of the HVAD system and expect to begin the human clinical trials of the MVAD system, as well as advance the development of a fully implantable device through our collaboration with Dualis using its proprietary wireless energy transfer technology.”

At December 31, 2011, the Company’s balance sheet showed $163.2 million in cash, cash equivalents and investments. This compares to approximately $217.5 million in cash, cash equivalents and investments at December 31, 2010.

HeartWare will host a conference call on Thursday, February 16, 2012 at 8:00 a.m. U.S. Eastern Standard Time (being midnight Australian Eastern Daylight Time, between February 16 and February 17, 2012) to discuss the Company’s financial results, highlights from the quarter and full year, and business outlook. The call may be accessed by dialing 1-888-846-5003 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the United States, dial +1-480-629-9856. Doug Godshall, President and Chief Executive Officer and Lauren Farrell, Vice President of Finance, will host the conference call.

A live webcast of the call will also be available at the Company’s website (www.heartware.com) by selecting “HeartWare Fourth Quarter Conference Call” under the section titled “Corporate Presentations” on the Home Page. A replay of the conference call will be available through the above weblink immediately following completion of the call.

- more -

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare System in the European Union and TGA approval in Australia. The device is currently the subject of United States clinical trials for two indications: bridge-to-transplant and destination therapy. For additional information, please visit www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

HEARTWARE, HVAD, MVAD and HeartWare logos are registered trademarks of HeartWare, Inc.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the timing and progress of, and presentation of data related to, clinical trials, expected timing of FDA regulatory filings, FDA approval of our filings and our research and development activities. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility the FDA does not approve the marketing of the HeartWare® Ventricular Assist System in the U.S., and those described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in Part II, Item 1A “Risk Factors” in our Quarterly Reports on Form 10-Q, Form 8-K, or other current reports, as filed with the Securities and Exchange Commission.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartwareinc.com

Phone: +1 508 739 0864

- Tables to Follow -

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues, net	$23,060	$20,887	$82,764	$55,164
Cost of revenues	9,540	8,465	32,932	24,441

Gross profit	13,520	12,422	49,832	30,723

Operating expenses:
Selling, general and administrative	12,924	7,404	42,314	26,642
Research and development	17,865	11,528	50,149	33,108

Total operating expenses	30,789	18,932	92,463	59,750

Loss from operations	(17,269)	(6,510)	(42,631)	(29,027)

Interest and other expense, net	(4,295)	(516)	(12,424)	(370)

Net loss	$(21,564)	$(7,026)	$(55,055)	$(29,397)

Net loss per common share—basic and diluted	$(1.53)	$(0.51)	$(3.94)	$(2.17)

Weighted average shares outstanding—basic and diluted	14,063	13,874	13,959	13,570

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	September 30,
	December 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$71,257	$192,148
Short-term investments, net	91,925	21,330
Accounts receivable, net	14,953	19,053
Inventories, net	32,005	15,077
Prepaid expenses and other current assets	4,507	2,406

Total current assets	214,647	250,014

Property, plant and equipment, net	18,325	7,484
Long-term investments, net	—	4,006
Other assets, net	7,760	6,073

Total assets	$240,732	$267,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,025	$3,890
Other accrued liabilities	12,436	7,001

Total current liabilities	17,461	10,891
Convertible senior notes, net	94,277	88,922
Other long-term liabilities	2,210	—
Stockholders’ equity	126,784	167,764

Total liabilities and stockholders’ equity	$240,732	$267,577

# # # #

5